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EXHIBIT 1

GIVEN IMAGING LTD.
 Yoqneam Industrial Park
Yoqneam, Israel 20692

April 9, 2002

Dear Shareholder:

        You are cordially invited to attend the 2002 Annual General Meeting of shareholders of Given Imaging Ltd. (the "Company") on May 9, 2002, beginning at 14:00, local time, at the offices of Discount Investment Corporation Ltd., Azrieli Center, Triangle Building, 41st Floor, Tel-Aviv, Israel. We look forward to greeting as many of you as can attend the Annual General Meeting.

        Holders of the Company's ordinary shares are being asked to vote on the matters listed in the enclosed Notice of Annual General Meeting of shareholders. Your Board of Directors recommends a vote "FOR" all of the matters set forth in the notice.

        Whether or not you plan to attend the Annual General Meeting, it is important that your ordinary shares be represented and voted at the Annual General Meeting. Accordingly, after reading the enclosed Notice of Annual General Meeting of Shareholders and accompanying Proxy Statement, please sign, date and mail the enclosed proxy card in the envelope provided.

                      Very truly yours,

                      Ami Erel
                      Chairman of the Board of Directors

GIVEN IMAGING LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To the Shareholders of Given Imaging Ltd.:

        The Annual General Meeting of Shareholders of Given Imaging Ltd. (the "Company") will be held at the offices of Discount Investment Corporation Ltd., Azrieli Center, Triangle Building, 41st Floor, Tel-Aviv, Israel, on Thursday May 9, 2002, at 14:00, local time, for the following purposes:

  1.
  To elect the directors of the Company to serve until the next Annual Meeting ("Proposal 1");

  2.
  To appoint the firm of Somekh Chaikin., a member firm of KPMG International ("KPMG"), as the Company's independent auditors for fiscal year 2002 ("Proposal 2"); and

  3.
  To act upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

        Only shareholders of record at the close of business on April 4, 2002, are entitled to notice of, and to vote at, the meeting.

        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING AND REGARDLESS OF THE NUMBER OF ORDINARY SHARES YOU OWN, YOU ARE REQUESTED TO COMPLETE AND RETURN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND TO MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, OR TO VOTE OVER THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD.

        If you are present at the Annual General Meeting and desire to vote in person, you may revoke your appointment of proxy at the meeting so that you may vote your shares personally.

                      By Order of the Board of Directors,

                      Ami Erel
                      Chairman of the Board of Directors

Yoqneam, Israel
April 9, 2002

ANNUAL GENERAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

        This Proxy Statement is being furnished to holders of ordinary shares, par value NIS 0.05 ("Ordinary Shares"), of Given Imaging Ltd., an Israeli corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual General Meeting of Shareholders of the Company to be held on Thursday, May 9, 2002, at 14:00, local time, at the offices of Discount Investment Corporation Ltd., Azrieli Center, Triangle Building, 41st Floor, Tel-Aviv, Israel, and at any adjournment or adjournments thereof (the "Annual Meeting"). This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about April 9, 2002.

  The Proxy

        Dr. Gavriel Meron, Zvi Ben David and Yoram Ashery, have been nominated as proxies by the Board of Directors of the Company with respect to the matters to be voted upon at the Annual Meeting.

        All Ordinary Shares represented by properly executed proxies received prior to or at the Annual Meeting and not revoked prior to the Annual Meeting in accordance with the procedure described below will be voted as specified in the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement and in the discretion of the persons named in the proxy in respect of such other matters as may properly come before the Annual Meeting.

  Revocation of Proxies

        A shareholder may revoke his, her or its proxy by delivering to the Company, subsequent to receipt by the Company of his, her, or its proxy a written notice canceling the proxy or appointing a different proxy, or upon receipt by the Chairman of the Annual Meeting of written notice from such shareholder of the revocation of his, her or its proxy or by attending and voting in person at the Annual Meeting. Attendance at the General Meeting will not in and of itself constitute revocation of a proxy.

  Shareholders Entitled to Vote

        Shareholders of record who held Ordinary Shares at the close of business on April 4, 2002 (the "Record Date"), are entitled to notice of and to vote at the General Meeting. In addition, shareholders who, as of the Record Date, held Ordinary Shares through a bank, broker or other nominee which is a shareholder of record of the Company or which appears in the participant list of a securities depository, are entitled to notice of and to vote at the General Meeting.

        As of the Record Date, there were 25,104,913 Ordinary Shares issued, outstanding and entitled to vote at the General Meeting.

  Quorum; Required Vote

        Pursuant to the Company's Articles of Association, the quorum required for the Annual Meeting consists of at least two shareholders present, in person or by proxy, who hold or represent between them at least 33 1/3% of our issued share capital. Under Israeli law, if a quorum is present in person or by proxy, broker non-votes and abstentions will have no effect on whether the requisite vote is obtained, as they do not constitute present and voting shares.

        The affirmative vote of a majority of the Ordinary Shares present and voting at the Annual Meeting is required to approve the proposals specified in this proxy statement (Proposals 1 and 2).

        On each matter submitted to shareholders for consideration at the Annual Meeting, only Ordinary Shares that are voted on such matter will be counted towards determining whether such matter is approved by shareholders. Ordinary Shares present at the Annual Meeting that are not voted on a particular matter or Ordinary Shares present by proxy where the shareholder properly withheld authority to vote on such matter (including broker non-votes) will not be counted in determining whether such matter is approved by shareholders. Shareholders will not be allowed to cumulate their votes in the election of directors.

        A broker non-vote occurs when a nominee holding Ordinary Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. On all matters considered at the Annual Meeting, abstentions and broker non-votes will be treated as neither a vote "for" nor "against" the matter, although they will be counted as present in determining if a quorum is present.

        Each Ordinary Share is entitled to one vote on each proposal or item that comes before the Annual Meeting. If two or more persons are registered as joint owners of any Ordinary Share, the right to attend at the Annual Meeting shall be conferred upon all of the joint owners, but the right to vote at a the meeting and/or the right to be counted as part of the quorum thereat shall be conferred exclusively upon the senior amongst the joint owners attending the meeting, in person or by proxy, and for this purpose seniority shall be determined by the order in which the names stand on the Company's Shareholder Register.

  Proxy Solicitation

        The Company will bear the costs of solicitation of proxies for the Annual Meeting. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies from shareholders by telephone, telegram, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Ordinary Shares held of record by them, and such custodians will be reimbursed for their reasonable expenses. The Company may also retain an independent contractor to assist in the solicitation of proxies. If retained for such services, the costs will be paid by the Company. The Company may reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose accounts they hold Ordinary Shares.

PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of the Company's Ordinary Shares as of the Record Date for: (1) each person who we believe beneficially owns 5% or more of the outstanding ordinary shares, (2) all of our directors and executive officers as a group. Beneficial ownership of shares is determined under rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. The table also includes the number of shares underlying options that are exercisable within 60 days of the date of the Record Date. Ordinary shares subject to these options are deemed to be outstanding for the purpose of computing the ownership percentage of the person holding these options, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

Name and Address	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Oudi Recanati, Leon Y. Recanati, Judith Y. Recanati and Elaine Recanati(1)	12,173,538	48.5%
RDC Rafael Development Corporation	6,683,877	26.6
Discount Investment Corporation	3,659,775	14.6
Elron Electronic Industries	1,829,886	7.3
Samuel D. Isaly, Sven Borho, Michael Sheffery and Carl L. Gordon(2)	4,442,519	17.7
Caduceus Private Investments	2,752,833	11.0
Eaton Vance Worldwide Health Sciences Portfolio	542,496	2.2
Finsbury Worldwide Pharmaceutical Trust	542,496	2.2
OrbiMed Associates	102,537	*
OrbiMed Advisors	2,157	*
PW Juniper Crossover Fund	500,000	2.0
Thermo Electron Corporation(3)	1,425,000	5.7
All directors and executive officers as a group	17,405,208	67.7%

*
Less than 1%

(1)
Consists of 6,683,877 ordinary shares owned by RDC Rafael Development Corporation, 1,829,886 ordinary shares owned by Elron Electronic Industries and 3,659,775 ordinary shares owned by Discount Investment Corporation. RDC Rafael Development Corporation and Elron Electronic Industries are controlled, directly or indirectly, by Discount Investment Corporation. Discount Investment Corporation is controlled by IDB Development Corporation which in turn is controlled by IDB Holding Corporation. Oudi Recanati, Leon Y. Recanati, Judith Yovel Recanati and Elaine Recanati together own approximately 51.7% of the equity and voting power of IDB Holding Corporation. Elaine Recanati is the aunt of Oudi Recanati Leon Y. Recanati and Judith Yovel Recanati. Leon Y. Recanati and Judith Yovel Recanati are brother and sister and Oudi Recanati is their cousin. Leon Y. Recanati is Chairperson of Discount Investment Corporation, Chairperson and Chief Executive Officer of IDB Holding Corporation and Chairperson of IDB Development Corporation. These persons and companies may be deemed to share the power to vote and dispose of the ordinary shares owned by Discount Investment Corporation and the companies that it controls, directly or indirectly. Each of the above persons and companies disclaims beneficial ownership of the ordinary shares except to the extent of their pecuniary interest therein.

(2)
Consists of 2,750,676 ordinary shares and options to purchase 2,157 ordinary shares owned by Caduceus Private Investments L.P. of which OrbiMed Capital LLC is the sole general partner; 541,725 ordinary shares and options to purchase 771 ordinary shares owned by Eaton Vance Worldwide Health Sciences Fund for which OrbiMed Advisors, Inc. acts as investment manager; 541,725 ordinary shares and options to purchase 771 ordinary shares owned by Finsbury Worldwide

  Pharmaceutical Trust for which OrbiMed Advisors LLC acts as investment advisor; 500,000 ordinary shares owned by PW Juniper Crossover Fund LLC or which OrbiMed Advisors, Inc. is a member of the investment advisor and responsible for the fund's portfolio decisions; 102,393 ordinary shares and options to purchase 144 ordinary shares owned by OrbiMed Associates LLC of which OrbiMed Advisors LLC is the managing member; options to purchase 2,157 ordinary shares owned by OrbiMed Advisors LLC. Samuel D. Isaly, Sven Borho, Michael Sheffery, Ph.D and Carl L. Gordon, Ph.D share ownership and control of OrbiMed Capital LLC, OrbiMed Advisors LLC and OrbiMed Advisors, Inc. These individuals disclaim beneficial ownership of the shares owned by the OrbiMed investors except to the extent of their pecuniary interest therein.

(3)
Consists of 1,425,000 ordinary shares.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors currently consists of eight members. Except for the Outside Directors, as defined below, each Director serves until the next Annual Meeting following the Annual Meeting or Special General Meeting at which such Director was elected, or until his/her earlier removal pursuant to a resolution of the holders of a majority of the voting power represented at a General Meeting in person or by proxy.

        Under the Companies Law, Israeli public companies, including a company whose shares are traded at an exchange located outside of Israel, are required to appoint two individuals to serve as Outside Directors on the Board of Directors of such company. An "Outside Director" is defined under the Companies Law, as an individual, who at the time of appointment, and two years prior to such appointment, such individual (and such individual's relatives, partners, employers or corporate entities controlled by such person) had and continues to have no potential conflict of interest with the Company. The initial term of an Outside Director will be three years and may be extended for an additional three year period. The following individuals have previously been designated as the Outside Directors of the Company's Board of Directors and their term of office will expire in December 2004:

Outside Directors with Terms Expiring in 2004

Name	Business Experience

James M. Cornelius
Mr. Cornelius, age 58, was appointed a director of the Company upon the closing of its initial public offering and serves as an independent director under the Nasdaq Marketplace Rules. Mr. Cornelius currently serves as the non-executive Chairman of the board of directors of Guidant Corporation, a U.S. cardiac and vascular medical device company. From 1994 until 2000, Mr. Cornelius served as the Senior Executive and Chairman of Guidant Corporation. From 1983 to 1994, Mr. Cornelius was a director, a member of the Executive Committee and Chief Financial Officer of Eli Lilly and Company. From 1980 to 1982, Mr. Cornelius served as President and Chief Executive Officer of IVAC Corporation, formerly part of Eli Lilly's Medical Device and Diagnostics Division, and from 1978 to 1980, Mr. Cornelius was Director of Acquisitions for Eli Lilly's Medical Device and Diagnostics Division. Mr. Cornelius currently also serves as a director of The Chubb Corporation, Hughes Electronics, American United Mutual Insurance Holding Company and The National Bank of Indianapolis. Mr. Cornelius holds an M.B.A. and a B.A. in accounting from Michigan State University.
Michael Grobstein
Mr. Grobstein, age 59, was appointed a director of the Company upon the closing of its initial public offering and serves as an independent director under the Nasdaq Marketplace Rules. Mr. Grobstein has served as a director of Guidant Corporation since 1999 and as a member of its audit committee since May 2000. He is currently chairman of Guidant's audit committee. Mr. Grobstein worked with Ernst & Young LLP from 1964 to 1998, and was admitted as a partner in 1975. At Ernst & Young, Mr. Grobstein served as a Vice Chairman-International Operations from 1993 to 1998, as Vice Chairman-Planning, Marketing and Industry Services from 1987 to 1993, and Vice Chairman-Accounting and Auditing Services from 1984 to 1987. In these positions, Mr. Grobstein, among other things, oversaw the global strategic planning of the firm, was responsible for developing and implementing the firm's worldwide audit service delivery process and consulted with multinational corporations on a wide variety of financial reporting matters. Mr. Grobstein is a certified public accountant in the United States and holds a B.Sc. in accounting from the University of Illinois.

        The Board of Directors has nominated for reelection the following persons to serve as directors of the Company until the next Annual Meeting of shareholders: Mr. Ami Erel, who serves as the Chairman of the Board; Mr. Doron Birger, Mr. Jonathan Silverstein, Mr. Reuven Baron, Mr. Gideon Cohen and Dr. Dalia Megiddo.

        Each of the above named nominees has consented to being named in this Proxy Statement and will serve as a director if elected. If, however, at the time of the Annual Meeting any of the above named nominees should be unable or decline to serve, the persons named as proxies herein will vote for such substitute nominee or nominees as the Board of Directors may choose to recommend, or will vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, as decided by the Board of Directors.

Nominees For Reelection at this Annual Meeting

Nominee	Business Experience

Ami Erel
Mr. Erel, age 53, has served as Chairman of the board of directors since June 2000. Mr. Erel was appointed as a director by our shareholder RDC Rafael Development Corporation. Mr. Erel has served as President of Discount Investment Corporation since June 2001. Mr. Erel has served as the Chairman of the board of directors of Elron Electronic Industries since 1999 and as Chief Executive Officer of Elron Electronic Industries from 1999 to December 2001. Since November 1999, he has served as Chairman of the boards of directors of Elbit Ltd., RDC Rafael Development Corporation and NetVision Ltd., and as a director of Elbit Systems Ltd. and other companies in the Elron group. Mr. Erel is also a director of Property and Building Corporation Ltd., Super-Sol Ltd. and Tevel-Israel International Communications Ltd., as well as the Chairman or member of the board of other companies in the DIC group. From 1997 to 1999, Mr. Erel served as President and Chief Executive Officer of Bezeq-The Israel Telecommunications Corp. Ltd. From 1997 to 1998, he was Chairman of the board of directors of PelePhone Communications Ltd. From 1993 to 1997, he served as Chief Executive Officer and director of ForSoft Ltd. and as a director of its subsidiaries. From 1990 to 1997, he served as Chief Executive Officer and director of F.C.T. Formula Computer Technologies Ltd. and as director of its subsidiaries. In January 2000, Mr. Erel was elected as Chairman of the board of Israel Association of Electronics and Information Industries. Mr. Erel holds a B.Sc. in electrical engineering from the Israel Institute of Technology.
Doron Birger
Mr. Birger, age 50, has served as a director since June 2000. Mr. Birger was appointed as a director by our shareholder, RDC Rafael Development Corporation. Mr. Birger has served as President of Elron Electronic Industries since September 2001, Chief Financial Officer since 1995 and Corporate Secretary from 1995 to September 2001. Mr. Birger is a director of RDC Rafael Development Corporation and Elbit Ltd. From 1991 to 1994, Mr. Birger was Vice President-Finance at North Hills Electronics Ltd., an advanced electronics company. From 1990 to 1991, Mr. Birger served as Chief Financial Officer of Middle-East Pipes Ltd., a manufacturer in the metal industry. From 1988 to 1990, Mr. Birger served as Chief Financial Officer of Maquette Ltd., a manufacturer and exporter of fashion items. From 1981 to 1988, Mr. Birger was Chief Financial Officer and director at Bateman Engineering Ltd. and I.D.C. Industrial Development Company Ltd. Mr. Birger holds a B.A. and an M.A. in economics from the Hebrew University, Jerusalem.

Jonathan Silverstein
Mr. Silverstein, age 34, has served as a director since September 2000. Mr. Silverstein was appointed as a director by our shareholders, the OrbiMed investors. Mr. Silverstein joined OrbiMed Advisors in 1999 as a director. From 1996 to 1999, Mr. Silverstein was the Director of Life Sciences in the Investment Banking Department at the Sumitomo Bank Limited. From 1994 to 1996, Mr. Silverstein was an associate at Hambro Resource Development. Mr. Silverstein was appointed a director of Lifecell Corporation, a U.S. biotechnology company, in April 2002. Mr. Silverstein has a B.A. in economics from Denison University and a J.D. and an M.B.A. from the University of San Diego.
Reuven Baron
Mr. Baron, age 58, has served as a director since July 2000. Mr. Baron was appointed as a director by our shareholder, RDC Rafael Development Corporation. Mr. Baron has served as President and Chief Executive Officer of RDC Rafael Development Corporation since June 2000. Prior to that, from 1993 to 2000, he was President of Galram Technology Industries, the business division of Rafael Armament Development Authority, or Rafael, a division of the Israeli Ministry of Defense and Chairman of Opgal Industries Ltd., an Israeli manufacturer of thermal imaging products. From 1990 to 1993, Mr. Baron was Director of Business Development for the Electronics Systems Division of Rafael. Mr. Baron holds a B.Sc. and an M.Sc. in electrical engineering from the Israel Institute of Technology.
Gideon Cohen
Mr. Cohen, age 55, has served as a director since July 2000. Mr. Cohen was appointed as a director by our shareholder, RDC Rafael Development Corporation. Mr. Cohen has served as Sales and Contract Manager in the missile division of Rafael since 1991. From 1987 to 1991, Mr. Cohen was head of the electronics technologies division at Rafael. From 1976 to 1979, Mr. Cohen served as Vice President-Finance of Elscint Ltd., a diversified Israeli company. Mr. Cohen holds a B.A. in economics from the Hebrew University, Jerusalem, and a B.Sc. and M.Sc. in industrial engineering and management from the Israel Institute of Technology.
Dr. Dalia Megiddo
Dr. Megiddo, age 50, was appointed a director of the Company upon the closing of its initial public offering and serves as an independent director under the Nasdaq Marketplace Rules. Dr. Megiddo is Managing Partner of InnoMed Medical Device Innovations, a Israeli venture capital fund in the field of medical devices and the life sciences. Since 1994, Dr. Megiddo has also served a Chief Editor of Academia Medica, a multimedia medical teaching program in Israel and since 1996 as Editor of the Israeli medical audio magazine, The Journal Club. From 1981 to 1986, Dr. Megiddo practiced family medicine at the Hebrew University Hadassah Medical Health Center. Dr. Megiddo holds an M.D. in medicine from Hebrew University, Jerusalem, and an M.B.A. from Kellogg Recanati International Executive M.B.A. program of Tel Aviv University and North Western University.

        The affirmative vote of the holders of a majority of the voting power represented and voting at the Meeting in person or by proxy is necessary to elect each of above named nominees as directors.

        The Board of Directors recommends a vote FOR the proposal to elect each of the above-named nominees as directors.

PROPOSAL 2—APPOINTMENT OF SOMEKH CHAIKIN,
A MEMBER FIRM OF KPMG INTERNATIONAL, AS THE COMPANY'S
INDEPENDENT AUDITORS FOR FISCAL YEAR 2002

        The Company is submitting for approval the appointment Somekh Chaikin, a member firm of KPMG International ("KPMG"), as its independent auditors to audit the consolidated financial statements of the Company and its subsidiaries for fiscal year 2002.

        During the fiscal year 2001, the total remuneration that was paid by the Company to KPMG was $559,000 as follows:

Audit Fees	$119,000
Financial Information Systems Design and Implementation	0
All Other Fees:
Audit-Related Fees(1)	306,000
Other Non-Audit Services(2)	134,000

Total All Other Fees	440,000

Total Fees	$559,000

(1)
Audit-Related Fees consist of services provided in connection with preparation of the Company's financial statements for its initial public offering.

(2)
Other Non-Audit Services consist of taxation and structuring advice.

        An affirmative vote of a majority of the shares represented and voting at the Annual Meeting in person or by proxy is required for the appointment of KPMG as the Company's independent auditors for fiscal year 2002.

        The Board of Directors recommends that the shareholders appoint KPMG, as independent auditors, to audit the accounts of the Company and its subsidiaries for fiscal year 2002, and to authorize the Board of Directors of the Company to agree upon the level of KPMG's compensation.

        Representatives of KPMG will not be present at the Annual Meeting.

AUDIT COMMITTEE REPORT

        The Audit Committee is comprised solely of independent directors, as defined in the Nasdaq Marketplace Rules, and operates under a written charter, a copy of which is attached to this Proxy Statement as Exhibit A. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

        The primary focus of the Audit Committee is to assist the Board of Directors in its general oversight of the Company's financial reporting, internal controls and audit function. Management has the primary responsibility for preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with applicable accounting standards, and applicable laws and regulations. The Company's independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards in the United States. Members of the Audit Committee are not auditors, and their functions are not intended to duplicate or certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are "independent" under applicable rules.

        In this context, the Audit Committee has met and held discussions with management, the Company's internal auditor and the independent auditors. Management represented to the Audit Committee that the audited financial statements of the Company included in the Company's Annual Report to Shareholders for the year ended December 31, 2001, were prepared in accordance with generally accepted accounting principles in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management, the internal auditor and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." The Audit Committee's discussions with the internal and independent auditors were held both with and without management present, and included the scope of their respective audits, their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

        In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and it considered the compatibility of nonaudit services with the independent auditor's independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in the Annual Report on Form 20-F for the year ended December 31, 2001, as filed with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

        Submitted by the Audit Committee of the Company's Board of Directors:

Michael Grobstein, Chairman
James M. Cornelius
Dr. Dalia Megiddo

PROPOSALS OF SHAREHOLDERS

        Any shareholder of the Company who intends to present a proposal at the 2003 annual meeting of shareholders must satisfy the requirements of the Israeli Companies Law in order to have a proposal presented at the 2003 annual meeting. Under the Israeli Companies Law, only shareholders who hold at least one percent (1%) of the Company's outstanding voting rights are entitled to request that the Board of Directors of the Company include a proposal, in a future shareholders meeting, provided that such proposal is appropriate to be discussed in such meeting.

        With respect to the Company's annual meeting of shareholders to be held in 2003, if the Company is not provided with notice of a shareholder proposal for inclusion in the Company's proxy statement by December 31, 2002, the Company will not include such proposal in the agenda for the 2003 annual meeting of shareholders.

OTHER BUSINESS

        The Board of Directors of the Company is not aware of any other matters that may be presented at the Annual Meeting other than those mentioned in the attached Company's Notice of Annual Meeting of shareholders. If any other matters do properly come before the Annual Meeting, it is intended that the persons named as proxies will vote, pursuant to their discretionary authority, according to their best judgment in the interest of the Company.

ADDITIONAL INFORMATION

        Copies of the Company's 2001 Annual Report to shareholders are being mailed to the shareholders simultaneously with this Proxy Statement. The financial statements and financial information appearing in such Annual Report are incorporated by reference herein. In addition, the Company filed an Annual Report on Form 20-F with the Securities and Exchange Commission on or about April, 2002. Shareholders may obtain a copy of this report without charge at www.givenimaging.com.

By Order of the Board of Directors,
Ami Erel, Chairman of the Board of Directors
Yoqneam, Israel April 9, 2002

EXHIBIT A

GIVEN IMAGING LTD. ("THE COMPANY")
AUDIT COMMITTEE CHARTER

A.    Purpose

        The Audit Committee (the "Committee") is a committee of the Board of Directors. The Committee will assist the Board in fulfilling its oversight responsibility to the shareholders and others by reviewing (1) the Company's financial statements and the financial reporting process, (2) the systems of internal accounting and financial controls, (3) the internal audit function, (4) the annual independent audit of the Company's financial statements, and (5) business irregularities and compliance with laws and regulations. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent public accountant, the internal auditor and management of the Company.

        In meeting its responsibilities, the Committee's policies and procedures shall be flexible so that it may react to changing circumstances or conditions.

B.    Membership

        The membership of the Committee shall consist of three members of the Board, all of whom shall qualify as "independent directors" under the Nasdaq National Market listing requirements as currently in effect and two of whom (who may be the same as the persons qualifying as independent directors) shall qualify as "outside directors" under the Israeli Companies Law. The Committee's members and the Committee's chairperson shall be appointed by the Board.

        The duties and responsibilities of a member of the Committee are in addition to the duties of a member of the Board.

C.    Meetings

        The Committee shall meet at least once every three months or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information, as necessary.

D.    Responsibilities

        To fulfill its responsibilities, the Committee shall:

  Internal Accounting and Financial Controls:

  1.
  Review with management, the internal auditor and the independent public accountant, the adequacy of internal accounting and financial controls. This review shall include inquiry about significant risks and exposures, and assessment of the effectiveness of management plans to minimize such risks.

  2.
  Evaluate whether management is effectively communicating and ensure employee understanding of the importance of internal accounting and financial control effectiveness.

  3.
  Determine whether internal accounting and financial control improvement recommendations made by the internal auditor and the independent public accountant have been appropriately implemented in a timely manner by management.

  Financial Reporting:

  4.
  Review and discuss with management and the independent public accountant the accounting policies which may be viewed as critical to the Company, and review and discuss significant accounting and reporting issues, including financial reporting proposals and understand their impact on the Company's financial statements.

  5.
  Review the Company's annual financial statements and management's discussion and analysis with management, the internal auditor, and the independent public accountant and determine whether the financial statements (a) are complete and consistent with the information known to Committee members, and (b) reflect appropriate accounting principles.

  6.
  Discuss with the independent public accountant, matters relating to the conduct of the audit as required by professional auditing standards.

  7.
  Discuss with the U.S. national office of the independent public accountant issues on which it was consulted by the Company's audit team and matters of audit quality and consistency.

  8.
  Review with the Company's general counsel legal matters that could have a significant impact on the financial statements.

  9.
  Review with management and the independent public accountant quarterly financial statements prior to their release, including the results of the independent public accountant's review of the quarterly financial statements.

  Business Irregularities and Legal Compliance:

  10.
  Identify irregularities in the management of the Company's affairs through interviews and in consultation with the Company's management, the internal auditor and the independent public accountant. In the event that the committee identifies any irregularities, it will suggest to the Board of Directors remedial courses of action. The Committee shall be fully entitled to rely on such interviews and consultations, including reports by such parties and shall be under no obligation to conduct any independent investigation or verification.

  Independent Public Accounts:

  11.
  Review the proposed audit scope and fees to be paid to the independent public accountant.

  12.
  Review the experience and qualifications of the senior members of the independent public accountant's team and the quality control procedures of the independent public accountant.

  13.
  Recommend to the Board the appointment of the independent public accountant, which firm shall be ultimately accountable to the Committee and the Board.

  14.
  Receive periodic written statements from the independent public accountant delineating all relationships between the independent public accountant and the Company, discuss with the independent public accountant any disclosed relationships or services that may impact the objectivity and independence of the independent public accountant, and recommend any appropriate actions to be taken, and approve the engagement of the independent public accountant to provide non-audit services and the fee for such services.

  Internal Audit:

  15.
  Review the internal audit function including the independence and authority of its reporting obligations, its effectiveness, proposed control review plans and resources for the coming year, and the coordination of such plans with the independent public accountant.

  16.
  Review and concur in the appointment, replacement, reassignment or dismissal of the internal auditor.

  Other Responsibilities:

  17.
  Review and update this Charter annually and receive approval of changes from the Board.

  18.
  Provide the independent public accountant, internal auditor and management with appropriate opportunities to meet privately with the Committee.

  19.
  Review and approve related party transactions with office holders and controlling shareholders as required by applicable law or as referred by the Board.

  20.
  Conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any investigations.

  21.
  Prepare a letter for inclusion in the Company's annual report that describes the Committee's composition and responsibilities, and how they are discharged.

*      *      *

        While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent public accountant. Nor is it the duty of the Committee to resolve disagreements, if any, between management and the independent public accountant or to assure the Company's compliance with laws and regulations.

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ANNUAL GENERAL MEETING OF SHAREHOLDERS
PRINCIPAL SHAREHOLDERS
PROPOSAL 1—ELECTION OF DIRECTORS
PROPOSAL 2—APPOINTMENT OF SOMEKH CHAIKIN, A MEMBER FIRM OF KPMG INTERNATIONAL, AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 2002
AUDIT COMMITTEE REPORT
PROPOSALS OF SHAREHOLDERS
OTHER BUSINESS
ADDITIONAL INFORMATION
GIVEN IMAGING LTD. ("THE COMPANY") AUDIT COMMITTEE CHARTER